EXHIBIT 10.22(a)
TRANSITION, CONSULTING AND NON-COMPETITION AGREEMENT
      This Transition, Consulting and Noncompetition Agreement (this “Agreement”) by and between North Fork Bancorporation, Inc., a Delaware corporation (the “Company”), and Alan J. Wilzig (the “Executive”), is entered into effective August 18, 2004 (the “Effective Date”).
      WHEREAS, the Executive is currently employed in the positions of Executive Vice President of the Company and North Fork Bank (“NFB”); and
      WHEREAS, the Executive currently serves on the Company’s Board of Directors (the “Board”); and
      WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of December 16, 2003 (the “Employment Agreement”); and
      WHEREAS, the Executive and the Company have agreed that effective as of December 1, 2004 the Executive will cease employment with the Company and each of it subsidiaries and affiliates (collectively, the “Company Group”); and
      WHEREAS, the Company desires to obtain the benefit of the Executive’s knowledge and experience by retaining the Executive to provide transition and consulting services and the Executive desires to provide such services; and
      WHEREAS, the Company wishes to ensure that the Executive shall be prevented from competing with the Company Group;
      NOW, THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
      1. Termination of Employment. Effective as of December 1, 2004 (the “Termination Date”), the Executive’s employment with each member of the Company Group shall terminate. Although, his employment shall terminate, the Executive shall continue to serve as a member of the Board for so long as he shall be duly elected. The Company in good faith shall submit the Executive’s name to the Nominating and Governance Committee of the Board for consideration in connection with nominations for director at the Company’s 2005 Annual Meeting in recognition of his service to the Company and the Board. On the Termination Date, the Executive shall be entitled to Accrued Compensation and Other Benefits under the Employment Agreement (each as defined in Section 7(b) of the Employment Agreement).
      2. Employment Agreement. On the Effective Date, the Employment Agreement and each other employment or similar agreement the Executive shall have entered into with any member of the Company Group shall terminate and shall thereafter be of no force and effect; provided, however, that (1) Section 5(e) of the Employment Agreement, (2) Section 3 of your Employment Agreement, to the extent it relates to Section 15 of the employment agreement, dated September 25, 2002, between the Executive and the Trust Company of New Jersey (“TCNJ”), as amended by the First Amendment, dated as of September, 2003, and the Second Amendment, dated November 12, 2003, (3) the letter agreement dated December 31, 2003 between the Executive and TCNJ and (4) this Agreement shall each survive such termination and continue to be in full force and effect; and further provided, however, that Sections 4 and 5 of the Employment Agreement shall survive until the expiration of the Transition Period (as defined below).
      3. Transition Period Duties. From the Effective Date until the Termination Date (the “Transition Period”) (1) the Executive’s duties and responsibilities will be to assist (a) the Company with respect to transition and integration matters arising out of the merger of TCNJ into NFB (the “Merger”) and the transition of TCNJ’s customers to NFB and (b) Douglas Kennedy’s transition to President of the Company’s New Jersey operations, and (2) the Executive shall make himself reasonably available to the Company during the Transition Period to fulfill his Transition Period duties and responsibilities (with the expectation that the time he will be required to devote to such duties will decrease over the Transition Period).
      4. Transition Period Compensation and Benefits; 2004 Bonus. During the Transition Period, the Executive shall be provided with the compensation and benefits provided for in Section 4(a) and Section 5 of the Employment Agreement. In respect of his service in 2004, the Executive will be paid, in a lump sum in cash, a bonus of $713,325 at the same time as bonuses are paid to other senior executives of the Company, provided, however, that such bonus shall be paid prior to January 31, 2005.
      5. Post-Transition Period Benefits. Subject to the Executive’s compliance with Sections 7 and 8 hereof, then:

(a) from the Termination Date until November 30, 2007, the Executive and his eligible dependents shall be provided with medical, dental, disability, accident and life insurance coverage on substantially the same basis and terms and conditions as is provided by the Company to its executive officers from time to time (at no greater cost to the Executive than the cost imposed on such executive officers); provided, however, that, the benefits otherwise receivable by the Executive pursuant to this Section 5(b) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following December 1, 2004 by a subsequent employer (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive);

(b) from the Termination Date until November 30, 2005, the Company shall provide the Executive with the use of a car and driver on substantially the same basis as currently provided to him on the date hereof (the Company shall not terminate the employment of the Executive’s current driver other than for cause, death or disability and the current driver shall continue to be made available to the Executive, so long as the driver continues his employment, on the same basis as currently made available);

(c) from the Termination Date until November 30, 2005, the Company shall provide the Executive with continued secretarial support on substantially the same basis as currently provided to him (the Company shall not terminate the employment of the Executive’s current secretary other than for cause, death or disability and she shall continue to provide him with secretarial support while she continues her employment with the Company Group); and

(d) from the Termination Date until the earlier of November 30, 2005 or the date that the Company Group no longer occupies 35 Journal Square, the Company shall provide the Executive and his secretary with their current office space. For any period after the Company Group no longer occupies 35 Journal Square prior to November 30, 2005, the Company and the Executive shall work in good faith to locate reasonably suitable office space in lower Manhattan. If the Company and the Executive cannot agree on suitable office space, the Executive may incur reasonable expenses to permit his secretary to work from home during the period.
      6. Severance for Secretary and Driver. If the employment of the Executive’s current secretary, Maria Nicosia, or current driver, Ehab Zied, is terminated by the Company or any member of the Company Group prior to January  1, 2006 for any reason other than for cause, death or disability or if such employee elects to voluntarily terminate such employment after November 30, 2005 and prior to January 1, 2006 then each will be provided, upon his or her termination, with the severance benefits that would have been provided under TCNJ’s severance plan if the employee’s employment had been terminated without cause within 18 months following the consummation of the Merger under TCNJ’s severance plan (as in effect immediately prior to the Merger).
      7. Consulting Services. Subject to the Company’s compliance with its obligations under Sections 1, 2, 4, 5, 6, 7 and 9 of this Agreement, during the period commencing on the Termination Date and until the third anniversary thereof (the “Consulting Term”), the Executive shall perform such services as the Company shall reasonably request to assist the Company in effecting an orderly and efficient transition and integration in respect of the Merger (including the transition of TCNJ’s customers to NFB). The Executive shall in no event be required to provide consulting services to the Company hereunder in excess of 20 hours during any calendar month in the first year of the Consulting Term, in excess of 15 hours during any calendar month in the second year of the Consulting Term or in excess of 10 hours during any calendar month in the third year of the Consulting Term. The scheduling of such time shall be mutually agreeable to the Executive and the Company. Subject to the Executive’s obligations hereunder, the Company acknowledges that the Executive is permitted to pursue other activities, whether of a personal or business nature, and, accordingly, may not always be immediately available to the Company. The Executive shall perform his consulting duties at such locations as are reasonably acceptable to him and the Company and the Company shall reimburse the Executive for all reasonable business expenses incurred by him in connection with his performance of consulting services hereunder upon submission by the Executive of receipts and other documentation in accordance with the Company’s normal reimbursement procedures for executive officers. The Executive shall be deemed to be in compliance with this Section 7 if he is unable to perform his duties hereunder as a result of his death or “Disability” (as defined in the “Employment Agreement”).
      8. Restrictive Covenants.
      (a) Subject to the Company’s compliance with its obligations under Sections 1, 2, 4, 5, 6, 7 and 9 of this Agreement, the Executive shall not, while employed and during the three years commencing on the Termination Date (the “Restrictive Covenant Period”), without the prior written approval of the Board, directly or indirectly, own, control, become an officer, employee, agent, partner or director of, or serve as a consultant for, any other depository institution with assets of $1 billion or more that is headquartered in the New York metropolitan area or that accepts deposits in the New York metropolitan area; provided, however, that this Section 8(a) shall not proscribe the Executive’s ownership, either directly or indirectly, of up to three percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.
      (b) During the Restrictive Covenant Period, the Executive shall not (i) solicit (other than pursuant to general non-targeted advertisements) any employee of the Company Group (other than his secretary and driver) to leave the employ of the Company or any member of the Company Group or to accept any other employment or position, or (ii) assist any other person in hiring any such employee, provided, however, this provision shall not apply to any unsolicited contact by an employee of the Company or contact which is otherwise initiated by the employee and nothing shall prevent the Executive from providing a personal reference to any officer, employee or consultant upon the unsolicited request of such individual.
      (c) The Executive shall not, whether directly or indirectly, communicate or divulge to, or use for his benefit or for the benefit of any other person, or entity, any of the Company Group’s trade secrets, proprietary data and confidential information communicated to or otherwise learned or acquired by the Executive, including, without limitation, in the course of (1) his employment with the Company or any other member of the Company Group, (2) his employment with TCNJ (including any subsidiary or affiliate thereof and predecessors thereto), (3) his provision of services hereunder or (4) his service on the Board or the Board of Directors of any other entity referred to in this Section 8(c).
      (d) The Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of this Section 8 without the necessity of posting any bond, it being acknowledged and agreed that any breach or threatened breach of this Section 7 hereof will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.
      9. Compensation. In consideration of the consulting services to be rendered by the Executive pursuant to Section 7 hereof and the Executive’s covenants contained in Section 8 hereof, but subject to the Executive’s continued compliance with Sections 7 and 8 hereof, the Company shall

(a) cause NFB to pay the Executive $2,193,150 during the first year of the Consulting Term, $1,335,890 during the second year of the Consulting Term and $907,260 during the third year of the Consulting Term. The foregoing amounts shall be paid in equal quarterly installments, with the first payment to be made on the 90th day following the Termination Date and each subsequent payment to be made on the 90th day of each calendar quarter thereafter during the Consulting Term (if any payment falls on a Saturday, Sunday or a holiday, the payment will be made on the first business day following such date). During the first year of the Consulting Term, each quarterly installment shall be $548,287.50, during the second year of the Consulting Term, each quarterly installment shall be $333,972.50 ,and during the third year of the Consulting Term, each quarterly installment shall be $226,815;

(b) grant the Executive, on the Termination Date, 40,000 shares of restricted stock pursuant to the Company’s 2003 Stock Compensation Plan, pursuant to the Company’s standard form of restricted stock agreement attached as Exhibit 10.6(a) to the Company’s Form 10-K for 2003; provided however that such agreement shall provide for cliff vesting after 3 years subject to the Executive’s compliance with Sections 7 and 8 hereof.

(c) cause each Company stock option held by the Executive immediately prior to his termination of employment hereunder by the Company to remain outstanding until the earlier to occur of (1) the scheduled expiration date of such option or (2) 90 days following the later of the expiration of the Consulting Term or the date on which the Executive ceases to serve on the Board. Thereafter, each such option shall automatically terminate. Each such stock option shall, while outstanding, be exercisable in accordance with its terms (subject to any blackout period affecting all other similarly situated optionees).

      In the event of the Executive’s death or Disability (as defined in the Employment Agreement), payments required under this Section 9 shall be made to the Executive or his estate, beneficiary or legal representative, as applicable.
      10. Material Breach. The Executive shall be deemed to be continued compliance with Sections 7 and 8 hereof unless the Executive materially fails to comply after express written notice of such failure and a 30-day opportunity to cure such failure (if curable). The Company shall be deemed to be in continued compliance with Sections 1, 2, 4, 5, 6, 7 and 9 of this Agreement unless (1) the Company fails to make the payments provided in those Sections, other than any insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after express notice of such failure to perform, or (2) the Company materially fails to comply with any other term of those Sections after express written notice of such failure and a 30-day opportunity to cure such failure(if curable).
      11. Dispute Resolution. Except for the Company’s right to seek injunctive relief as set forth in Section 8(d), all disputes arising out of relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or termination of that employment (each, a “Covered Matter”) shall be settled by arbitration in the County of New York administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 14 hereof (and the Executive and the Company agree not to request any such amendment or modification), (4) a decision must be rendered within 30 business days of the parties’ closing statements or submission of post-hearing briefs and (4) the arbitration will be conducted before a panel of three arbitrators, one selected by the Executive within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association). The Company shall indemnify the Executive from and against all legal fees and expenses necessarily and reasonably incurred by the Executive in connection with any Covered Matter that is arbitrated, unless the Executive shall have been wholly unsuccessful, on the merits or otherwise, in the dispute. Upon obtaining appropriate assurances of repayment, where appropriate, the Company may advance such fees and expenses to the Executive to the extent permitted by applicable law.
      12. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or dispatched by private courier such as Federal Express, provided that in each case confirmation of receipt is obtained, or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

Alan J. Wilzig At his primary residential address on file with the Company

With a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498

Attention: Marc R. Trevino, Esq.

If to the Company:

North Fork Bancorporation, Inc. 275 Broad Hollow Road Melville, NY 11747

Attention: General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036

Attention: William S. Rubenstein, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
      13. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. During the Consulting Term the Executive shall not be an employee of the Company but shall be an independent contractor and shall be responsible for payment of all taxes for remuneration received under this Agreement, including Federal and State income tax, Social Security tax, Unemployment Insurance tax, and any other taxes or business license fees as required.
      14. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
      15. Modification; Waiver; Discharge. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
      16. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
      17. Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, provided, that nothing herein shall be construed to enlarge or constrict any other rights that the Company or the Executive may have under any agreement between the parties hereto other than this Agreement.
      18. Each Party the Drafter. This Agreement (including the Exhibits hereto) and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

North Fork Bancorporation, Inc.

By:	/s/ Daniel M. Healy

Name: Daniel M. Healy

Title:	Executive Vice President

/s/ Alan J. Wilzig

Alan J. Wilzig